UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Spectre Gaming, Inc. (Exact name of registrant as specified in its charter)
Minnesota (State or other jurisdiction of incorporation)	1466 Pioneer Way, #10 El Cajon, CA 92020 619-440-6183	41-1675041 (IRS employer identification no.)
(Address and telephone number of principal executive offices and principal place of business)

1999 Nonqualified Stock Option Plan
2004 Stock Option Plan

(Full title of Plan(s))

Mr. Brian D. Niebur, Chief Financial Officer
Spectre Gaming, Inc.
800 Nicollet Mall, Suite 2690
Minneapolis, Minnesota 55402
Telephone: (612) 279-2005
Facsimile: (612) 338-7332
(Name, address and telephone number of agent for service)
Copies to: Paul D. Chestovich, Esq. Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402-4140 (612) 672-8200

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common stock, $.01 par value per share (3)	100,000	$1.565	$156,500	$18.42
Common stock, $.01 par value per share (4)	2,000,000	$1.565	$3,130,000	$368.40
Total	2,100,000		$3,286,500	$386.82
_____________

(1)
Estimated solely for purposes of computing the registration fee in accordance with Rule 457(c) and (h), based upon the high and low sales prices of the registrant’s common stock as reported on the over-the-counter bulletin board on September 12, 2005.

(2)
Registration fees are being paid with respect to an aggregate of 100,000 common shares issuable under the 1999 Nonqualified Stock Option Plan (the “1999 Plan”) and an aggregate of 2,000,000 common shares issuable under the 2004 Stock Option Plan (the “2004 Plan,” and collectively referred to with the 1999 Plan as the “Stock Plans”). This registration statement will cover any additional shares of common stock which become issuable under the Stock Plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction with receipt of consideration resulting in an increase in the number of shares of the registrant’s outstanding common stock.

(3)	Shares of common stock issuable under the 1999 Plan.

(4)	Shares of common stock issuable under the 2004 Plan.

PART I

As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b) under the Securities Act of 1933. Such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the SEC are incorporated herein by reference and made a part hereof:

(1)    the registrant’s current report on Form 8-K filed with the Commission on January 28, 2005;

(2)    the registrant’s current report on Form 8-K filed with the Commission on February 9, 2005;

(3)    the registrant’s current report on Form 8-K filed with the Commission on February 14, 2005;

(4)    the registrant’s current report on Form 8-K filed with the Commission on March 16, 2005;

(5)    the registrant’s annual report on Form 10-KSB for the year ended December 31, 2004 filed on March 28, 2005;

(6)    the registrant’s current report on Form 8-K filed on May 11, 2005;

(7)    the registrant’s quarterly report on Form 10-QSB for the quarter ended March 31, 2005, filed on May 12, 2005;

(8)    the registrant’s current report on Form 8-K filed with the Commission on May 31, 2005, as amended on June 22, 2005;

(9)    the registrant’s post-effective amendment no. 1 to registration statement on Form SB-2 (file no. 333-120879) filed on June 29, 2005;

(10)   the registrant’s current report on Form 8-K filed with the Commission on August 8, 2005;

(11)   the registrant’s quarterly report on Form 10-QSB for the quarter ended June 30, 2005, filed on August 15, 2005; and

(12)   The description of Common Stock included under the caption “Description of Securities” in its post-effective registration statement on Form SB-2 (file no. 333-120879) filed on June 29, 2005, including any amendments or reports filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 6. Indemnification of Officers and Directors.

Pursuant to the registrant’s articles of incorporation and bylaws, the registrant may indemnify an officer or director made a party to any proceeding, because of his position as such, to the fullest extent authorized by Minnesota Business Corporation Act, as the same exists or may hereafter be amended. In certain cases, the registrant may advance expenses incurred by an indemnitee in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant as described above, the registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any of the registrant’s directors, officers or controlling persons in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Item 8. Exhibits.

Item No.	Description

4.1	1999 Nonqualified Stock Option Plan (as amended) (filed herewith)
4.2	2004 Stock Option Plan (filed herewith)
5	Opinion of Maslon Edelman & Brand, LLP (filed herewith)
23	Consent of Virchow, Krause & Company, LLP (filed herewith)
24	Power of Attorney (included on signature page hereof)

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)    that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, as of September 15, 2005.

Spectre Gaming, Inc.

By:	/s/ Brian D. Niebur
Brian D. Niebur
Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Spectre Gaming, Inc. hereby severally constitute Brian D. Niebur and Russell C. Mix, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Spectre Gaming, Inc. to comply with the provisions of the Securities Act, and all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below as of September 15, 2005 by the following persons in the capacities and as of the date indicated.

Name	Title

/s/ Kenneth W. Brimmer	Chairman, Secretary
Kenneth W. Brimmer

/s/ Russell C. Mix	Director, Chief Executive Officer
Russell C. Mix

/s/ D. Bradly Olah	President
D. Bradly Olah

/s/ Brian D. Niebur	Director, Chief Financial Officer
Brian D. Niebur

Director
Robert Bonev

/s/ N.D. Witcher	Director
N.D. Witcher